Exhibit 99.1

Danaher Corporation Announces Record First Quarter Results and Stock Repurchase Program

WASHINGTON, D.C., April 21, 2005 — Danaher Corporation (NYSE:DHR) announced today that net earnings for its first quarter ended April 1, 2005 were $188 million, 30% higher than its 2004 first quarter net earnings of $145 million. Diluted earnings per share for the 2005 first quarter were $0.58, a 29% increase over the comparable $0.45 for the 2004 first quarter. Sales for the 2005 first quarter were $1,826 million, 18.5% higher than the $1,543 million reported for the 2004 first quarter.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are again pleased to report record first quarter earnings. Despite tougher comparisons in the quarter, we are also pleased to report growth of 4% from existing businesses, also known as core revenues. Total sales growth for the quarter also includes acquisition growth of 13% and currency gains of 1.5%. Our operating cash flow of $312 million was another record first quarter and represents a 24% increase over the 2004 first quarter. We remain confident we are well positioned to deliver positive results for the balance of the year.”

The Company also announced that its Board of Directors has authorized the repurchase of up to 10 million shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions.

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s 1998 Stock Option Plan and for other corporate purposes.

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

Statements in this release and the attachments to this release that are not strictly historical, including statements regarding the Company’s intention to repurchase shares of its common stock, the intended use of any repurchased shares and the source of funding, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, litigation and other contingent liabilities, the Company’s ability to achieve projected efficiencies and cost reductions, economic conditions in the end-markets the Company sells into, the Company’s ability to expand its business in new geographic markets, commodity costs and surcharges, competition, market demand for new products, currency exchange rates, the integration of acquired businesses, changes in the market for acquisitions and divestitures and general economic conditions. With respect to the Company’s intention to repurchase shares of its common stock, these factors also include, among other things, the nature of other investment opportunities presented to the Company from time to time, the market price of the Company’s stock prevailing from time to time and the Company’s cash flows from operations. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2004 Annual Report on Form 10-K and First Quarter 2005 Quarterly Report on Form 10-Q.

To download a copy of the full earnings report, please go to www.danaher.com

Please contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

Fax: (202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended
	April 1, 2005	April 2, 2004
Sales	$1,825,948	$1,543,191
Operating costs and expenses:
Cost of sales	1,050,764	911,930
Selling, general and administrative expenses	508,682	406,981
Gain on sales of real estate	(5,335)	(686)

Total operating expenses	1,554,111	1,318,225

Operating profit	271,837	224,966
Interest expense	(13,488)	(14,450)
Interest income	1,315	1,519

Earnings before income taxes	259,664	212,035
Income taxes	71,408	66,791

Net earnings	$188,256	$145,244

Basic earnings per share	$0.61	$0.47

Diluted earnings per share	$0.58	$0.45

Average common stock and common equivalent shares outstanding:
Basic	309,880	308,402
Diluted	329,390	326,484

See notes to consolidated condensed financial statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s web site (www.danaher.com).

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